Exhibit 4.1

RECEIVABLES SALE AND CONTRIBUTION AGREEMENT

between

DISCOVER BANK

and

DISCOVER FUNDING LLC

Dated as of December 22, 2015

-i-

TABLE OF CONTENTS

(continued)

-ii-

This Receivables Sale and Contribution Agreement (this “Agreement”) is made as of December 22, 2015, between Discover Bank, a Delaware banking corporation (“Discover Bank”), and Discover Funding LLC, a Delaware limited liability company (“Discover Funding”).

BACKGROUND

Each capitalized term is defined in Article I of this Agreement.

Discover Bank originates receivables in credit card accounts. Under this Agreement, Discover Bank is selling to Discover Funding all receivables arising in a subset of those accounts. Discover Funding intends to securitize these receivables by assigning all of its right, title, and interest in, to, and under such receivables, its rights under this Agreement and the other Conveyed Assets (as defined herein) to the DCMT Trustee under the Pooling and Servicing Agreement.

AGREEMENT

In consideration of the mutual promises in this Agreement and for other valuable consideration, the receipt and adequacy of which are acknowledged, the parties agree to the following:

ARTICLE 1.

DEFINITIONS

Section 1.1 Definitions. Each capitalized term used herein or in any certificate, Supplemental Conveyance or other document made or delivered pursuant hereto, and not defined herein or therein, shall have the meaning (if any) specified in the Pooling and Servicing Agreement (including the Series Supplement) and, if not otherwise defined therein, shall have the meaning specified in the Indenture (including any supplement thereto). In addition, the following definitions apply in this Agreement:

“Account” means each Initial Account, each Additional Account, and each Surviving Account. This term does not include any Account from and after the date on which all of its Receivables have been reassigned to Discover Bank under Section 6.1, including, for the avoidance of doubt, any Charged-Off Removed Account. The definition of an Account shall include a surviving credit account (a “Surviving Account”) in the event that (i) an Account or another credit account is combined with an Account pursuant to the Credit Guidelines for such Account (an “Account Combination”) and (ii) the Surviving Account of such Account Combination was an Account prior to such combination. The term “Account” shall be deemed to refer to an Additional Account only from and after the Addition Date with respect thereto.

“Account Schedule” means a complete schedule of all Accounts that is attached to this Agreement and marked as Schedule 1. The Account Schedule may take the form of a computer file, a microfiche list, or another tangible medium that is commercially reasonable. The Account Schedule must identify each Account by account number and by the balance of the Receivables existing in that Account on the Effective Date (for each Initial Account) or the related Additional Account Cut-Off Date (for each Additional Account).

“Addition Date” has the meaning, for an Additional Account, set forth in the related Supplemental Conveyance.

“Additional Account” means (i) a Discover Card account established pursuant to a Credit Agreement between Discover Bank and any Person, (ii) a Discover Card account established pursuant to a Credit Agreement between an Additional Originator and any Person or (iii) a credit account (which is not a Discover Card account) established pursuant to a Credit Agreement between Discover Bank or an Additional Originator and any Person, in each case that is designated as an Account under Section 2.2 and the related Supplemental Conveyance and that is identified on the Account Schedule from and after the related Addition Date.

“Additional Account Cut-Off Date” means, for an Additional Account, set forth in the related Supplemental Conveyance.

“Additional Originator” means an affiliate of Discover Bank that is included in the same “affiliated group” as Discover Bank for United States federal tax purposes and that transfers Receivables in Additional Accounts pursuant to Section 2.4 of this Agreement.

“Adequate Capital Test” shall be satisfied as of any date of determination if the Purchaser Tangible Equity is at least equal to the Required Purchaser Tangible Equity as of such date of determination.

“Agreement” has the meaning set forth in the first paragraph of this document.

“Applicable State” means, with respect to any Receivable, Interchange or any Originator, the state in which the applicable Originator is located. Location of an entity with respect to the foregoing shall be determined in accordance with Section 9-307 of the UCC (or a comparable or successor provision thereto, however numbered) as in effect in the State of New York.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in (v) New York, New York, (w) the County of New Castle, Delaware, (x) the city in which the Corporate Trust Office is located, (y) the city in which the principal executive offices of any Additional Originator is located or (z) the city in which the principal banking or executive offices of any Credit Enhancement Provider is located are authorized or obligated by law or executive order to be closed.

“Charged-Off Account” means each Account with respect to which the Servicer has charged-off the Receivables in such Account as uncollectible.

“Charged-Off Removed Account” means a credit card account that was removed as an account under the Prior PSA and with respect to which the Servicer has charged-off the receivables in such account as uncollectible.

“Collection Account” has the meaning set forth in the Pooling and Servicing Agreement.

“Collections” means all payments by or on behalf of an Obligor received by a Servicer in respect of Receivables in the form of cash, checks, wire transfers or other forms of payment in accordance with the relevant Credit Agreement in effect from time to time and all Recovered Amounts.

“Conveyed Assets” has the meaning set forth in Section 2.1(a).

“Credit Agreement” means, for any credit card account, the agreement (including any related statement under the Truth in Lending Act) governing that account.

“Credit Guidelines” means, with respect to any Account, the policies and procedures relating to the operation of such Account and similar accounts administered by the Servicer of such Account, including, without limitation, the written policies and procedures and the exercise of judgment by employees of the Servicer with respect to such accounts in accordance with such Servicer’s normal practice for determining the creditworthiness of customers holding such accounts, the extension of credit to customers, and relating to the maintenance of such accounts and the collection of receivables with respect to such accounts, as such policies and procedures may be amended from time to time by the Servicer of such accounts.

“DCMT” means Discover Card Master Trust I.

“DCMT Trustee” means U.S. Bank National Association, as trustee of DCMT.

“Debtor Relief Law” means (a) the United States Bankruptcy Code, (b) the Federal Deposit Insurance Act and (c) all other insolvency bankruptcy, conservatorship, receivership, liquidation, reorganization or other debtor relief laws affecting the rights of creditors generally.

“Discover Bank” has the meaning set forth in the first paragraph of this Agreement.

“Discover Funding” has the meaning set forth in the first paragraph of this Agreement.

“Effective Date” means the opening of business on the earlier of (i) January 1, 2016 or (ii) the date specified by Discover Bank in a written notice sent to Discover Funding, which written notice shall be (x) sent at least two (2) Business Days prior to such date specified, (y) sent via email to Discover Funding at DiscoverSecuritization@discover.com, and (z) effective when sent.

“Eligible Receivable” means each Receivable:

(a) which is payable in United States dollars;

(b) which was created in compliance, in all material respects, with all Requirements of Law applicable to the applicable Originator and the Servicer with respect to such Receivable, and pursuant to a Credit Agreement that complies, in all material respects, with all Requirements of Law applicable to the applicable Originator and Servicer;

(c) as to which, (i) at the time of the creation of such Receivable, the applicable Originator with respect to such Receivable had good and marketable title thereto free and clear of all Liens arising under or through such Originator, and (ii) at the time of the conveyance of such Receivable to Discover Funding, the applicable Originator had, or Discover Funding will have, good and marketable title thereto free and clear of all Liens arising under or through such Originator; and

(d) which constitutes an “account” under and as defined in Article 9 of the UCC as then in effect in the Applicable State with respect to such Receivable.

“Existing Assets” means (i) the Receivables existing on the Effective Date in each Initial Account (including any related Surviving Account) and each Additional Account (including any related Surviving Account), (ii) all Interchange allocable to those Receivables, (iii) all Collections on those Receivables, including all Recovered Amounts and (iv) all proceeds of any of this property.

“Finance Charge Receivables” means with respect to any Account, the net amount billed by the Servicer as finance charges on an Account and cash advance fees, annual membership fees, fees for transactions that exceed the credit limit on such Account, late payment charges billed to such Account and any other charges that the Servicer may designate as “Finance Charge Receivables” from time to time (provided that the Servicer shall not designate amounts owing for the payment of goods and services or cash advances as “Finance Charge Receivables”), less, in the event that such Account becomes a Charged-Off Account, the cumulative, uncollected amount previously billed by the Servicer to such Account as finance charges, cash advance fees, annual membership fees, if any, fees for transactions that exceed the credit limit on such Account, late payment charges and any other type of charges that the Servicer has designated as “Finance Charge Receivables” with respect to Accounts that are not Charged-Off Accounts.

“Governmental Authority” means the United States of America, any state or other political subdivision thereof.

“Indenture” means that certain Amended and Restated Indenture, dated as of December 22, 2015, by and between Discover Card Execution Note Trust, as Issuer, and U.S. Bank National Association, as Indenture Trustee, as such agreement may be amended, restated and amended and restated, supplemented, replaced or otherwise modified from time to time.

“Indenture Collateral” has the meaning set forth in Section 2.5(a).

“Initial Account” means each Discover Card account that was designated as an “Account” under the Prior PSA and that is identified on the Account Schedule from and after the Effective Date.

“Initial Closing Date” shall mean October 27, 1993.

“Interchange” for any Distribution Date shall mean the Interchange Fees paid or payable to Discover Bank for the related Due Period multiplied by a fraction, the numerator of which shall be the Net Merchant Sales for Accounts originated by Discover Bank processed for the related Due Period and the denominator of which shall be Net Merchant Sales processed for all Discover Card accounts pursuant to a Credit Agreement between Discover Bank and any Person for the related Due Period. In the event there are Additional Originators, Interchange shall include for each such Additional Originator a portion of its Interchange Fees proportionate to the Net Merchant Sales for such Additional Originator’s Accounts as a percentage of the Additional Originator’s Net Merchant Sales for its entire portfolio of accounts of the same type as its Accounts, determined as set forth above. In each instance, Interchange will include all contracts, contract rights, rights to payment, general intangibles and payment intangibles associated with such Interchange Fees, and all proceeds thereof.

“Interchange Fees” means interchange fees (i.e. fees related to purchase transactions of goods and/or services) paid or payable by or through merchant acceptance networks, including Discover Financial Services, Inc., to Discover Bank or an Additional Originator in connection with transactions on Discover Card accounts or, in the case of any Additional Originator, other accounts of a type included in the Trust, at rates to be agreed on from time to time between Discover Bank or such Additional Originator and such merchant acceptance networks.

“Investor Certificate” has the meaning set forth in the Pooling and Servicing Agreement.

“Lien” means any security interest, lien, mortgage, deed of trust, pledge, hypothecation, encumbrance, assignment, participation interest, equity interest, deposit arrangement, preference, priority, or other security or preferential arrangement of any kind or nature. This term includes any conditional sale or other title retention arrangement and any financing lease having substantially the same economic effect as any security or preferential arrangement. This term does not include any security interest or other lien created in favor of the DCMT Trustee under the Prior PSA.

“Long Term Intercompany Note” means that certain intercompany note between Discover Bank, as lender, and Discover Funding, as borrower.

“Net Merchant Sales” means the total dollar amount, calculated daily, of all cardmember charges on Discover Cards for merchandise and services made at service establishments that have contracted to accept the Discover Card as a form of payment with Discover Financial Services, Inc. or another merchant acceptance network, as applicable. In the event that there is an Additional Originator, Net Merchant Sales with respect to such Additional Originator shall be determined by reference to cardmember charges to the credit accounts of such Additional Originator.

“Note” means any note issued by the Note Issuance Trust under the Indenture.

“Note Issuance Trust” means Discover Card Execution Note Trust, formed pursuant to the Amended and Restated Trust Agreement, dated as of December 22, 2015, by and between Discover Funding, as Beneficiary, and Wilmington Trust Company, as Owner Trustee, as such agreement may be amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time.

“Obligor” means, for any account, any Person obligated to make payments on receivables in that account, including any guarantor thereof.

“Officer’s Certificate” means a certificate delivered to Discover Funding and signed by any Vice President or more senior officer of Discover Bank.

“Originator” means, with respect to any Receivable, Discover Bank or an Additional Originator, as applicable.

“Person” means an individual, a partnership or a Corporation. The term “Corporation” for the purposes of the preceding sentence only shall mean a corporation, joint stock company, business trust or other similar association.

“Pooling and Servicing Agreement” means the Third Amended and Restated Pooling and Servicing Agreement, dated as of December 22, 2015, among Discover Bank, Discover Funding and the DCMT Trustee, as such agreement may be amended, restated and amended and restated, supplemented, replaced or otherwise modified from time to time.

“Principal Receivable” means any Receivable other than a Finance Charge Receivable.

“Prior PSA” means the Second Amended and Restated Pooling and Servicing Agreement, dated as of June 4, 2010, between Discover Bank and the DCMT Trustee, as amended, supplemented or otherwise modified prior to the Effective Date.

“Purchase Price” has the meaning set forth in Section 3.1(a).

“Purchase Price Adjustment” has the meaning set forth in Section 3.2(a).

“Purchase Price Payment Date” has the meaning set forth in Section 3.1(c).

“Purchaser” means Discover Funding LLC.

“Purchaser Tangible Equity” means, as of any date of determination, for the Purchaser, the amount of the member’s capital of the Purchaser as of that date determined in accordance with generally accepted accounting principles.

“Rating Agency” means any nationally recognized statistical rating organization hired by Discover Funding or any Affiliate that is currently rating any Security.

“Rating Agency Condition” means, with respect to any event or circumstance and (a) with respect to Moody’s or Standard & Poor’s if Moody’s or Standard & Poor’s is currently rating any Security, written confirmation (which may be in the form of a letter, press release or other publication, or a change in such Rating Agency’s published ratings criteria to this effect) by Moody’s or Standard & Poor’s, as applicable, that the occurrence of such event or circumstance will not cause it to downgrade or withdraw its rating assigned to any of the Securities or (b) with respect to any Rating Agency other than Moody’s or Standard & Poor’s and with respect to Moody’s and Standard & Poor’s if Moody’s or Standard & Poor’s (x) is currently rating any Security and (y) has notified Discover Funding that it, as a policy matter, will not provide written confirmation of its ratings, that such Rating Agency shall have been given notice of such event or circumstance at least ten days prior to the occurrence of such event or circumstance (or, if ten days’ advance notice is impracticable, as much advance notice as is practicable) and such Rating Agency shall not have issued any written notice that the occurrence of such event or circumstance will itself cause it to downgrade, qualify or withdraw its rating assigned to the Securities.

“Receivable” means any amount owing by the Obligor under an Account from time to time, including, without limitation, amounts owing for the payment of goods and services, cash advances, finance charges and other charges, if any, and shall include, to the extent necessary to collect such amount or enforce the related obligation, the contract under which the obligation to pay such amount arose. This term includes Principal Receivables and Finance Charge Receivables. A Receivable shall be deemed to have been created at the end of the day on the Date of Processing of such Receivable. A Receivable shall not include any amount owing under a Charged-Off Account or a Charged-Off Removed Account.

“Recovered Amounts” means, (i) for any Receivable that has been charged off as uncollectible, all amounts recovered on such Receivable and (ii) for any Charged-Off Removed Account, all proceeds received with respect to such Charged-Off Removed Account. If Discover Bank and Discover Funding cannot determine whether a recovered amount relates to a Receivable that was sold to Discover Funding or to a receivable that has not been sold to Discover Funding, this term means the amount reasonably estimated by Discover Bank and Discover Funding as having been recovered on the Receivable that was sold to Discover Funding.

“Required Purchaser Tangible Equity” means, as of any date of determination, 2% of the aggregate balance of the Receivables in DCMT as of such date.

“Requirements of Law” for any Person shall mean the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any requirement of any law, rule or regulation or Governmental Authority, in each case applicable to or binding upon such Person or to which such Person is subject, whether federal, state or local (including, without limitation, usury laws, the Federal Truth in Lending Act and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System); provided, however, that any such requirement shall not be deemed a Requirement of Law if the enforcement of such requirement would not have a material adverse effect upon the collectibility of the Receivables taken as a whole.

“Security” means any Investor Certificate or Note.

“Series 2007-CC Collateral Certificate” means the Series 2007-CC Collateral Certificate issued pursuant to, and all rights and benefits allocated to the Series 2007-CC Collateral Certificate under, the DCMT Pooling and Servicing Agreement and the Series 2007-CC Supplement.

“Series Supplement” means the Amended and Restated Series 2007-CC Series Supplement, dated as of December 22, 2015, among Discover Bank, Discover Funding and the DCMT Trustee, as such agreement may be amended, restated and amended and restated, supplemented, replaced or otherwise modified from time to time.

“Servicer” means the Person acting as Servicer under the Pooling and Servicing Agreement.

“Supplemental Conveyance” has the meaning set forth in Section 2.2(c).

“Trust Estate” has the meaning set forth in the Trust Agreement.

“UCC” means the Uniform Commercial Code, as amended from time to time, as in effect in any specified jurisdiction.

Section 1.2 Rules of Construction.

(a) The term “include” introduces a nonexhaustive list. A reference to any law is to that law as amended or supplemented to the applicable time. A reference to any agreement, document, policy, or procedure is to that agreement, document, policy, or procedure as amended or supplemented to the applicable time. A reference to any Person includes that Person’s successors and permitted assigns.

(b) All terms defined in this Agreement shall have the defined meanings when used in any certificate, Supplemental Conveyance or other document made or delivered pursuant hereto unless otherwise defined therein.

(c) As used herein and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in this Agreement, and accounting terms partly defined in this Agreement to the extent not defined, shall have the respective meanings given to them under generally accepted accounting principles in effect on the Effective Date. To the extent that the definitions of accounting terms herein are inconsistent with the meanings of such terms under generally accepted accounting principles, the definitions contained herein shall control.

ARTICLE 2.

CONVEYANCE OF RECEIVABLES

Section 2.1 Contribution and Sale.

(a) In consideration of Discover Funding’s payment of each related Purchase Price, and/or in consideration of the membership interest in Discover Funding held by Discover Bank, Discover Bank hereby sells and assigns and/or contributes, as applicable, to Discover Funding, without recourse, all of Discover Bank’s right, title and interest in, to, and under (i) the Receivables existing on the Effective Date (including the Existing Assets) and arising after the Effective Date in each Initial Account (including any related Surviving Account), and the Receivables existing on the related Additional Account Cut-Off Date and arising after the related Additional Account Cut-Off Date in each Additional Account (including any related Surviving Account), (ii) all Interchange allocable to those Receivables, (iii) all Collections on those Receivables, including all Recovered Amounts, and (iv) all proceeds of any of this property (collectively, the “Conveyed Assets”). Discover Funding hereby accepts the Conveyed Assets sold and/or contributed under this Agreement. The sale or contribution of the Existing Assets pursuant to this Section 2.1(a) is subject to any rights in the Existing Assets transferred, assigned, set over or otherwise conveyed to the Trustee pursuant to the Prior PSA.

(b) In connection with such conveyance, Discover Bank further agrees, at its own expense, on or prior to the Effective Date with respect to the Initial Accounts and on or prior to the Addition Date with respect to Additional Accounts to (i) indicate in its computer files that Receivables created in connection with the Accounts have been transferred to Discover Funding pursuant to this Agreement and further transferred to DCMT for the benefit of the Certificateholders under the Pooling and Servicing Agreement by identifying the Accounts in its computer files with a “41”, “42”, “341” or “342” in field captioned “SECURED_POOL_NBR” and (ii) deliver an Account Schedule to Discover Funding.

(c) At all times Discover Bank shall identify the Accounts (and only the Accounts) in its computer files with a “41”, “42”, “341” or “342” in the field captioned “SECURED_POOL_NBR”; provided, however, that Discover Bank may change the number used to identify any of the Accounts in its computer files, or the caption of the field if Discover Bank records and files, at its own expense, any amendment to any financing statements with respect to the Receivables then existing and thereafter created as is necessary to preserve the perfection of the security interest in such Receivables to Discover Funding after giving effect to such change, and shall deliver a file-stamped copy of such amendment or other evidence of such filing to the Trustee on or prior to the date of any such change.

(d) The parties intend that the transfer of the Conveyed Assets by Discover Bank to Discover Funding be an absolute sale and not a secured borrowing, including for accounting purposes. If the transaction under this Agreement were determined to be a loan rather than an absolute sale despite this intent of the parties, Discover Bank hereby grants to Discover Funding a first priority security interest in all of Discover Bank’s right, title, and interest, whether now owned or hereafter acquired, in, to, and under the Conveyed Assets to secure Discover Bank’s obligations under this Agreement. This grant is a protective measure and must not be construed as evidence of any intent contrary to the one expressed in this paragraph.

Section 2.2 Addition of Accounts.

(a) Discover Funding may be obligated to designate additional accounts under Section 2.10 of the Pooling and Servicing Agreement or may elect to designate additional accounts or participation interests under the Pooling and Servicing Agreement. In either case, Discover Funding may require that Discover Bank designate Additional Accounts under this Agreement to enable Discover Funding to satisfy that obligation or election. Discover Funding shall give Discover Bank notice of this requirement to designate Additional Accounts under this Agreement prior to the related Addition Date. If Discover Bank fails to designate Additional Accounts in compliance with that notice only because sufficient credit card accounts are not available to Discover Bank, that failure will not be a breach of this Agreement.

(b) With respect to any Additional Accounts, Discover Bank shall cause the Master Servicer to prepare a reasonable estimate of the amount of Finance Charge Receivables billed in such Additional Accounts for the Due Period in which such accounts are first designated as Additional Accounts. Such estimate shall be deemed to be the amount of Finance Charge Receivables billed in such Additional Accounts in such Due Period absent manifest error.

(c) Discover Bank agrees to provide to Discover Funding such information, certificates, financing statements, opinions and other materials as reasonably necessary to enable Discover Funding to satisfy its obligations under Section 2.10 of the Pooling and Servicing

Agreement with respect to Additional Accounts or Participation Interests of Discover Bank. In the case of Additional Accounts, Discover Bank shall deliver to Discover Funding on the date designated by Discover Funding (i) the Account Schedule required to be delivered pursuant to Section 2.1(b) with respect to such Additional Accounts, (ii) upon request by Discover Funding or the Trustee, a certificate setting forth in reasonable detail the calculation of the estimate of the Finance Charge Receivables in such Additional Accounts and (iii) a duly executed written assignment covering the related Conveyed Assets, substantially in the form of Exhibit A (the “Supplemental Conveyance”).

Section 2.3 Removal and Deletion of Accounts.

(a) Discover Funding may remove Accounts from DCMT in accordance with Section 2.11 of the Pooling and Servicing Agreement. On each day on which Accounts are removed from DCMT pursuant to Section 2.11 of the Pooling and Servicing Agreement, Discover Bank and Discover Funding may, but shall not be required to, by mutual agreement, remove Accounts from the operation of this Agreement. Discover Bank agrees to provide to Discover Funding such information, certificates, financing statements opinions and other materials as are reasonably necessary to enable Discover Funding to satisfy its obligations under Section 2.11 of the Pooling and Servicing Agreement with respect to the removal of Accounts.

(b) With respect to any removed Accounts pursuant to Section 2.3(a), Discover Funding shall cause the Master Servicer to prepare a reasonable estimate of the amount of Finance Charge Receivables billed in such removed Accounts for the Due Period in which such accounts are removed. Such estimate shall be deemed to be the amount of Finance Charge Receivables billed in such removed Accounts in such Due Period absent manifest error.

(c) On any date Receivables are removed pursuant to Section 2.3(a), automatically and without further action, Discover Funding shall reassign to Discover Bank, without recourse, representation, or warranty, all of Discover Funding’s right, title and interest in, to, and under (i) that Receivable, (ii) all Interchange allocable to that Receivable, (iii) all Collections on that Receivable, including any Recovered Amounts and (iv) all proceeds of any of this property. On a date mutually selected by Discover Bank and Discover Funding (which date shall not later than the fifth Business Day following the calendar month in which the Receivable was reassigned), Discover Bank must pay to Discover Funding in immediately available funds an amount equal to the unpaid balance of that Receivable, and Discover Funding will treat that Receivable as collected in full. Discover Funding must execute all agreements and other documents, and must take all other actions, that are reasonably requested by Discover Bank to effect this reassignment, including executing any reassignment supplements to this Agreement in a form to agreed upon by Discover Bank and Discover Funding.

Section 2.4 Additional Originators.

(a) Discover Bank may designate additional or substitute Persons to be included as Additional Originators and designate Additional Accounts under this Agreement if Discover Funding is permitted to designate such Additional Accounts as “Additional Accounts” under the Pooling and Servicing Agreement.

(b) Any Additional Originator shall comply with the obligations of, and, other than with respect to Section 2.4(a), shall have the rights and benefits of, Discover Bank pursuant to this Agreement and references to “Discover Bank” in such provisions shall mean and refer to such Additional Originator, in each case solely with respect to the Receivables in the Accounts designated by such Additional Originator.

Section 2.5 Transfer of Collateral Certificate.

(a) Discover Bank, as the initial seller, transferred, assigned, set over, pledged and otherwise conveyed to the Note Issuance Trust, without recourse (subject to the obligations in the Series 2007-CC Collateral Certificate Transfer Agreement), all right, title and interest of Discover Bank in and to the Series 2007-CC Collateral Certificate and the proceeds thereof. Such conveyance of the Series 2007-CC Collateral Certificate and the proceeds thereof was and still is intended to constitute a sale, and not a secured borrowing, for accounting purposes. Nevertheless, Discover Bank, as the initial seller, also granted to the Note Issuance Trust a security interest in and to all of Discover Bank’s right, title and interest, whether then owned or thereafter acquired, in, to and under the Series 2007-CC Collateral Certificate, all accounts, general intangibles, chattel paper, instruments, documents, money, deposit accounts, certificates of deposit, goods, letters of credit, letter of credit rights, advices of credit and investment property consisting of; arising from, or relating to the Series 2007-CC Collateral Certificate, and the proceeds thereof (collectively, the “Indenture Collateral”), to secure the obligations of Discover Bank as the initial transferor.

(b) The parties intend and agree that, since the transfer by Discover Bank specified in Section 2.5(a) above, all right, title, and interest in, to, and under the Series 2007-CC Collateral Certificate, all other items of the Trust Estate, and all proceeds thereof have been owned solely by the Note Issuance Trust, subject only to the security interest of the Indenture Trustee under the Indenture. If Discover Funding were determined to have any right, title, or interest in, to, or under the Series 2007-CC Collateral Certificate, any other item of the Trust Estate, or any proceeds thereof despite this intent of the parties, Discover Funding hereby transfers and assigns to the Note Issuance Trust, without recourse, all of Discover Funding’s right, title, and interest in, to, and under the Series 2007-CC Collateral Certificate, all other items of the Trust Estate, and all proceeds thereof and further grants to the Note Issuance Trust a security interest in all of Discover Funding’s right, title, and interest, whether now owned or hereafter acquired, in, to, and under the Series 2007-CC Collateral Certificate, all other items of the Trust Estate, and all proceeds thereof to secure the obligations of Discover Funding. The parties intend that these transfers by Discover Funding constitute a sale, and not a secured borrowing, for accounting purposes. These transfers by Discover Funding are a protective measure and must not be construed as evidence of any intent contrary to the one expressed in the first sentence of this paragraph. Discover Bank hereby transfers and assigns all of its rights and obligations under the Series 2007-CC Collateral Certificate Transfer Agreement to Discover Funding.

ARTICLE 3.

CONSIDERATION AND PAYMENT

Section 3.1 Purchase Price.

(a) Discover Funding must pay to Discover Bank each purchase price described in this Article III (a “Purchase Price”) in return for the related Conveyed Assets.

(b) The Purchase Price for the Receivables (including Receivables in Additional Accounts) to be conveyed to Discover Funding under this Agreement that are or come into existence on or after the Effective Date shall be equal to the fair market value of the Receivables so conveyed. Discover Funding shall transfer the Purchase Price to Discover Bank as follows:

(i) if the fair market value of the Receivables to be transferred is equal to or greater than the book value of such Receivables, (1) an amount equal to the book value of such Receivables shall be due and payable by Discover Funding to Discover Bank and (2) Discover Bank shall be deemed to have made a capital contribution to Discover Funding to the extent of any excess of the fair market value over the book value of such Receivables; and

(ii) if the fair market value of the Receivables to be transferred is less than the book value of such Receivables, an amount equal to the fair market value of such Receivables shall be due and payable by Discover Funding to Discover Bank;

provided that Discover Bank may elect, in its sole discretion, to contribute Receivables (or any portion thereof) to Discover Funding from time to time; provided further that, if Discover Funding elects, in its sole discretion, an amount equal to the portion of the Purchase Price for such Receivables not paid to Discover Bank shall be deemed to be a borrowing by Discover Funding from Discover Bank under the Long Term Intercompany Note so long as the Adequate Capital Test is satisfied on such day.

(c) Any portion of the Purchase Price that is not (i) deemed a borrowing under the Long Term Intercompany Note or (ii) deemed a capital contribution, in each case pursuant to clause (b) above, shall be payable by Discover Funding to Discover Bank in immediately available funds on each date (a “Purchase Price Payment Date”) mutually selected by Discover Bank and Discover Funding; provided that the Purchase Price Payment Date for any Receivables and other Conveyed Assets shall not be later than the fifth Business Day following the calendar month in which that Receivable arises.

(d) Each of Discover Bank and Discover Funding hereby agree that the Purchase Price is fair and adequate consideration for the Conveyed Assets. No determination of fair market value under this Section 3.1 can assume any purchase by Discover Funding of Receivables and other Conveyed Assets.

Section 3.2 Adjustments to Purchase Price.

(a) With respect to any Receivable to which any adjustment without payment by or on behalf of an Obligor has been made including, but not limited to, any Receivable that (1) was created as a result of fraudulent or counterfeit charge, (2) the Servicer with respect to such Receivable otherwise adjusts, increases, reduces, modified or cancels in accordance with the applicable Credit Guidelines without receiving cash or other payment therefor by the Obligor with respect to such Receivable, (3) was created in respect of merchandise returned by the Obligor thereunder or (4) was created or cancelled through an Account Combination, the parties hereto will increase or decrease the related Purchase Price (a “Purchase Price Adjustment”). The amount of that Purchase Price Adjustment is equal to the amount by which that Receivable has been reduced or increased.

(b) If a Purchase Price Adjustment causes the Purchase Price to be a negative number, Discover Bank must pay to Discover Funding in immediately available funds on the related Purchase Price Payment Date an amount equal to the amount by which the Purchase Price Adjustment exceeds the unadjusted Purchase Price.

(c) For the avoidance of doubt, all amounts owing to or from Discover Bank and Discover Funding hereunder may be netted.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of Discover Bank Relating to Discover Bank.

(a) On the Effective Date and each Addition Date, Discover Bank represents and warrants to Discover Funding as follows:

(i) Organization, etc. Discover Bank has been duly incorporated and is validly existing as a Delaware banking corporation, and has full corporate power and authority to execute and deliver this Agreement and each Supplemental Conveyance to be delivered by it and to perform the terms and provisions hereof and thereof.

(ii) Due Authorization. The execution, delivery and performance of this Agreement by Discover Bank have been, and each Supplemental Conveyance to be delivered by it at the time of delivery will have been, duly authorized by all necessary corporate action, do not require any approval or consent of any governmental agency or authority, do not and will not conflict with any material provision of the Certificate of Incorporation or By-Laws of Discover Bank, and do not and will not conflict with or result in a breach which would constitute a material default under, any agreement for borrowed money binding upon or applicable to it or such of its property that is material to it, or to the best of Discover Bank’s knowledge, any law or governmental regulation or court decree applicable to it or such material property, and this Agreement and any Supplemental Conveyance delivered by Discover Bank are the valid, binding and enforceable obligations of Discover Bank, except as the same may be limited by receivership, insolvency, reorganization, moratorium or other laws relating to the enforcement of creditors’ rights generally or by general equity principles.

(iii) Accuracy of Information. All information heretofore furnished by Discover Bank in writing to Discover Funding for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by Discover Bank in writing to Discover Funding will be, true and accurate in every material respect or based on reasonable estimates on the date as of which such information is stated or certified.

(iv) Solvency. No Insolvency Event relating to Discover Bank has occurred and is continuing.

(v) Adverse Proceedings. To the best knowledge of Discover Bank, there are no proceedings or investigations pending against Discover Bank before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality having jurisdiction over Discover Bank (A) asserting the invalidity of this Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (C) seeking any determination or ruling which in Discover Bank’s judgment would materially and adversely affect the performance by Discover Bank of its obligations under this Agreement or the validity or enforceability of this Agreement.

(vi) Interchange. Neither Discover Bank nor Discover Financial Services, Inc. has or will have any right to reclaim Interchange from Discover Funding after it has been transferred to Discover Funding by Discover Bank.

(vii) Selection of Accounts. The Accounts were not selected on any basis indicative of creditworthiness, except that on the date of selection of the Accounts, charged-off accounts were not included.

(b) The representations and warranties set forth in this Section 4.1 will survive the sale of the Conveyed Assets to Discover Funding. If Discover Bank or Discover Funding discovers a breach of any of these representations and warranties, the party discovering that breach must give prompt notice to the other party and the DCMT Trustee. Discover Bank acknowledges that Discover Funding will rely on these representations and warranties in making its own representations and warranties to its transferees, including the DCMT Trustee, and Discover Bank consents to that reliance.

Section 4.2 Representations and Warranties of Discover Bank Relating to the Agreement and the Receivables.

(a) On the dates specified therein, Discover Bank represents and warrants to Discover Funding as follows:

(i) Transfer of Receivables under Prior PSA. As of the Initial Closing Date, each Receivable conveyed by Discover Bank to DCMT then existing on such date was an Eligible Receivable, except that Discover Bank makes no representation or warranty with respect to the existence of any statutory or other non-consensual Liens with respect to the

Receivables. In the case of Additional Accounts, as of any applicable Addition Date, each Receivable conveyed by Discover Bank to DCMT then existing under such Additional Accounts was an Eligible Receivable, except that Discover Bank makes no representation or warranty with respect to the existence of any statutory or other non-consensual Liens with respect to the Receivables.

(ii) Creation of Receivables under Prior PSA. As of the date of the creation of any Receivable transferred to DCMT by Discover Bank subsequent to the Cut-Off Date but prior to the Effective Date, such Receivable was an Eligible Receivable, except that Discover Bank makes no representation or warranty with respect to the existence of any statutory or other non-consensual Liens with respect to the Receivables.

(iii) Transfer of Receivables under this Agreement. As of the Effective Date, each Receivable conveyed by Discover Bank to Discover Funding then existing on such date is an Eligible Receivable, except that Discover Bank makes no representation or warranty with respect to the existence of any statutory or other non-consensual Liens with respect to the Receivables. In the case of Additional Accounts, as of any applicable Addition Date, each Receivable conveyed by Discover Bank to Discover Funding then existing under such Additional Accounts is an Eligible Receivable, except that Discover Bank makes no representation or warranty with respect to the existence of any statutory or other non-consensual Liens with respect to the Receivables.

(iv) Creation of Receivables under this Agreement. As of the date of the creation of any Receivable transferred to Discover Funding by Discover Bank subsequent to the Effective Date, such Receivable is an Eligible Receivable, except that Discover Bank makes no representation or warranty with respect to the existence of any statutory or other non-consensual Liens with respect to the Receivables.

(b) The representations and warranties set forth in this Section 4.2 will survive the sale of the Conveyed Assets to Discover Funding. If Discover Bank or Discover Funding discovers a breach of any of these representations and warranties, the party discovering that breach must give prompt notice to the other party and the DCMT Trustee. Discover Bank acknowledges that Discover Funding will rely on these representations and warranties in making its own representations and warranties to its transferees, including the DCMT Trustee, and Discover Bank consents to that reliance.

Section 4.3 Representations and Warranties of Discover Funding.

(a) On the Effective Date and each Addition Date, Discover Funding represents and warrants to Discover Bank as follows:

(i) Organization, etc. Discover Funding has been duly formed and is validly existing as a Delaware limited liability company, and has full limited liability company power and authority to execute and deliver this Agreement and each Supplemental Conveyance to be delivered by it and to perform the terms and provisions hereof and thereof.

(ii) Due Authorization. The execution, delivery and performance of this Agreement by Discover Funding has been, and each Supplemental Conveyance to be delivered by it at the time of delivery will have been, duly authorized by all necessary limited liability company action, do not require any approval or consent of any governmental agency or authority, do not and will not conflict with any material provision of the Certificate of Formation or Limited Liability Company Agreement of Discover Funding, and do not and will not conflict with or result in a breach which would constitute a material default under, any agreement for borrowed money binding upon or applicable to it or such of its property that is material to it, or to the best of Discover Funding’s knowledge, any law or governmental regulation or court decree applicable to it or such material property, and this Agreement and any Supplemental Conveyance delivered by Discover Funding are the valid, binding and enforceable obligations of Discover Funding, except as the same may be limited by receivership, insolvency, reorganization, moratorium or other laws relating to the enforcement of creditors’ rights generally or by general equity principles.

(iii) Accuracy of Information. All information heretofore furnished by Discover Funding in writing to Discover Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by Discover Funding in writing to Discover Bank will be, true and accurate in every material respect or based on reasonable estimates on the date as of which such information is stated or certified.

(iv) Solvency. No Insolvency Event relating to Discover Funding has occurred and is continuing.

(v) Adverse Proceedings. To the best knowledge of Discover Funding, there are no proceedings or investigations pending against Discover Funding before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality having jurisdiction over Discover Funding (A) asserting the invalidity of this Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (C) seeking any determination or ruling which in Discover Funding’s judgment would materially and adversely affect the performance by Discover Funding of its obligations under this Agreement or the validity or enforceability of this Agreement.

(b) The representations and warranties set forth in this Section 4.3 will survive the sale of the Conveyed Assets to Discover Funding. If Discover Bank or Discover Funding discovers a breach of any of these representations and warranties, the party discovering that breach must give prompt notice to the other party and the DCMT Trustee.

ARTICLE 5.

COVENANTS

Section 5.1 Covenants of Discover Bank. Discover Bank covenants and agrees with Discover Funding as follows:

(a) Security Interests. Except for the conveyances hereunder, Discover Bank will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any Receivable or any Interchange transferred to Discover Funding by Discover Bank, whether existing as of the Cut-Off Date or thereafter created, or any interest therein, and Discover Bank shall defend the right, title, and interest of Discover Funding in, to and under such Receivables and such Interchange, whether now existing or hereafter created, against all claims of third parties claiming through or under Discover Bank. Discover Bank shall, if so requested by Discover Funding, provide information to third parties (which information may be provided by Discover Bank directly or through Discover Funding) concerning the Accounts, the Receivables and the Interchange sufficient to comply with the UCC as in effect in the Applicable State.

(b) Credit Agreements. Discover Bank shall cause the Servicer, as its agent, to service and administer the Accounts, the Receivables under which have been transferred to Discover Funding by such Discover Bank and the receivables in Charged-Off Accounts, which are serviced by such Servicer, in a particular state or similar jurisdiction in accordance with policies identical to those used in servicing and administering other of Discover Bank’s credit card accounts in such jurisdiction. The terms and provisions of a Credit Agreement may be changed in any respect (including, without limitation, the calculation of the amount, or the timing, of charge-offs) only if such change is made applicable to Discover Bank’s entire portfolio of accounts of that general type, obligors of which are resident in a particular affected state or similar jurisdiction, and not only to such Accounts.

(c) Account Allocations. In the event that Discover Bank is unable for any reason to transfer Receivables to Discover Funding in accordance with the provisions of this Agreement (including, without limitation, by reason of any governmental agency having regulatory authority over Discover Bank or any court of competent jurisdiction ordering that Discover Bank not convey any additional Principal Receivables to Discover Funding) then, in any such event, Discover Bank agrees to allocate and pay to Discover Funding, after the date of such inability, all Collections with respect to Receivables that would have been Principal Receivables but for the inability to transfer such Receivables (up to an aggregate amount equal to the amount of Principal Receivables in DCMT on such date with respect to Principal Receivables transferred to Discover Funding by Discover Bank); and Discover Bank agrees to have such amounts applied as Collections under the Pooling and Servicing Agreement. If Discover Bank is unable pursuant to any Requirement of Law to allocate payments on the Accounts as described above, Discover Bank agrees that it shall, in any such event, allocate after such date payments on each Account with respect to the principal balance of such Account first to the oldest principal balance of such Account and to have such payments applied as Collections in accordance with the Pooling and Servicing Agreement. The parties hereto agree that Finance Charge Receivables, whenever created, accrued in respect of Principal Receivables that have been conveyed to Discover Funding by Discover Bank shall continue to be owned by Discover Funding notwithstanding any cessation of the transfer of additional Principal Receivables to the Trust, and Collections with respect thereto shall continue to be allocated and paid.

(d) Receivables and Interchange Not to be Evidenced by Promissory Notes. Discover Bank will not take any action to cause any Receivable or any Interchange to be evidenced by any instrument (as defined in the UCC as in effect in the Applicable State with respect to Discover Bank) except in connection with its enforcement or collection of an Account.

(e) Notice to Trustee. Promptly upon receipt of notice by any officer of Discover Bank that any liens (other than those contemplated by this Agreement or any Supplemental Conveyance) have been placed on the Receivables, Discover Bank shall notify Discover Funding in writing of such liens.

(f) Discover Bank will not change its name or its type or jurisdiction of organization without first delivering to Discover Funding an opinion of counsel stating that all actions and filings that are necessary or appropriate to maintain the perfection and the priority of Discover Funding’s ownership interest in the Receivables have been taken or made.

(g) On March 31 in each calendar year, beginning March 31, 2017, Discover Bank will deliver to Discover Funding and the DCMT Trustee an opinion of counsel (i) stating that no further filing of any financing statement, amendment of financing statement, or continuation statement is then necessary to perfect Discover Funding’s ownership interest in the Receivables, and (ii) stating that no further filing of any financing statement, amendment of financing statement, or continuation statement will be necessary prior to March 31 of the next calendar year to maintain the perfection of Discover Funding’s ownership interest in the Receivables or, if that is not the case, identifying each filing that will be necessary prior to March 31 of that calendar year.

ARTICLE 6.

REPURCHASE OBLIGATION AND ADDITIONAL AGREEMENTS

Section 6.1 Reassignment of Receivables.

(a) If any representation or warranty under Section 4.2 of this Agreement is not true and correct in any material respect as of the date specified therein or Discover Funding is required to accept reassignment of a Receivable pursuant to Section 2.07 of the Pooling and Servicing Agreement, Discover Bank shall accept reassignment of such Receivable.

(b) If (i) a Trust Portfolio Repurchase Event shall have occurred under the Pooling and Servicing Agreement or (ii) any representation or warranty under Section 4.2 of this Agreement is not true and correct in any material respect as of the date specified therein, and, as a result thereof Discover Funding is required to accept reassignment of a Receivable pursuant to Section 2.05 of the Pooling and Servicing Agreement, Discover Bank shall accept reassignment of such Receivable.

(c) Discover Bank must accept reassignment of any Receivable described in Section 6.1(a) or 6.1(b) on the date on which that Receivable is reassigned to Discover Funding under the Pooling and Servicing Agreement. On that date, automatically and without further action, Discover Funding hereby reassigns to Discover Bank, without recourse, representation, or warranty, all of Discover Funding’s right, title and interest in, to, and under (i) that Receivable, (ii) all Interchange allocable to that Receivable, (iii) all Collections on that Receivable, including any Recovered Amounts and (iv) all proceeds of any of this property. On a date mutually selected by Discover Bank and Discover Funding (which date shall not be later than the fifth Business Day following the calendar month in which the Receivable was reassigned), Discover Bank must pay to Discover Funding in immediately available funds an amount equal to the unpaid balance of that Receivable, and Discover Funding will treat that Receivable as collected in full. Discover Funding must execute all agreements and other documents, and must take all other actions, that are reasonably requested by Discover Bank to effect this reassignment.

(d) After a reassignment under Section 6.1(c), if Discover Bank and Discover Funding cannot determine whether collections relate to a Receivable that is owned by Discover Funding or the DCMT Trustee or to a receivable that has been reassigned to Discover Bank, Discover Bank and Discover Funding must allocate payments on the related Account proportionately based on the total amount of Principal Receivables in that Account then owned by Discover Funding or the DCMT Trustee and the total amount of principal receivables in that Account then owned by Discover Bank.

Section 6.2 Repurchase Dispute Resolution. Discover Bank agrees to be bound by the terms in Section 21 of the Series Supplement with respect to any requests for repurchases of receivables made pursuant to the terms of this Agreement or the Prior PSA as if such terms were part of this Agreement. Further, Discover Bank hereby agrees to cooperate with the Requesting Party in any ADR Proceeding (as defined in the Series Supplement) commenced pursuant to the provisions set forth in the Series Supplement. Discover Funding hereby agrees to provide Discover Bank with the opportunity to exercise any rights of Discover Funding pursuant to the Pooling and Servicing Agreement with respect to an ADR Proceeding to the extent a dispute relates to the representations and warranties of Discover Bank contained in Section 4.2.

Section 6.3 Asset Representations Review. Discover Bank shall (i) at all times while any Public Notes remain Outstanding, ensure that an Asset Representations Reviewer is appointed, (ii) cooperate with the Asset Representations Reviewer in creating procedures for a review of the representations and warranties set forth in Section 4.2, and (iii) provide the Asset Representations Reviewer with reasonable access to Discover Bank’s offices and information databases upon the initiation of an Asset Representations Review pursuant to Section 715 of the Indenture.

ARTICLE 7.

CONDITIONS PRECEDENT

Section 7.1 Conditions to Discover Funding’s Obligation on the Effective Date. Discover Funding’s obligation to purchase the Principal Receivables in each Initial Account that exist on the Effective Date, and the related Finance Charge Receivables and other Conveyed Assets, is subject to the following conditions being satisfied:

(a) the representations and warranties made by Discover Bank in this Agreement on the Effective Date must be true and correct;

(b) all information provided by Discover Bank to Discover Funding relating to the Initial Accounts must be true and correct;

(c) Discover Bank must have (i) delivered the initial Account Schedule to Discover Funding and (ii) performed all other obligations required of Discover Bank prior to the Effective Date under this Agreement;

(d) Discover Bank must have filed all financing statements, amendments of financing statements, and continuation statements that are required under Section 2.1(c);

(e) all corporate and legal matters relating to this Agreement must have been addressed in a manner satisfactory to Discover Funding, and all related documents reasonably requested of Discover Bank by Discover Funding must have been received; and

(f) the Asset Representations Reviewer shall have been appointed and shall have entered into the Asset Representations Review Agreement.

Section 7.2 Conditions to Discover Bank’s Obligation on the Effective Date. Discover Bank’s obligation to sell the Principal Receivables in each Initial Account that exist on the Effective Date, and the related Finance Charge Receivables and other Conveyed Assets, is subject to the following conditions being satisfied:

(a) the representations and warranties made by Discover Funding in this Agreement on the Effective Date must be true and correct;

(b) Discover Funding must have paid the initial Purchase Price due on the Effective Date; and

(c) all corporate and legal matters relating to this Agreement must have been addressed in a manner satisfactory to Discover Bank, and all related documents reasonably requested of Discover Funding by Discover Bank must have been received.

ARTICLE 8.

TERM

Section 8.1 Term. This Agreement will commence on the Effective Date and will continue at least until the earlier of (a) the termination of DCMT under the Pooling and Servicing Agreement and (b) the amendment of the Pooling and Servicing Agreement to remove Discover Funding as Transferor. After that time, either party may terminate this Agreement by giving reasonable notice to the other party.

ARTICLE 9.

MISCELLANEOUS PROVISIONS

Section 9.1 Amendment. This Agreement only can be modified in a written document executed by Discover Funding and Discover Bank with prior written notice to each Rating Agency and the Trustee. Notwithstanding anything to the contrary in this Agreement, so long as any Security is outstanding, this Agreement may not be modified, altered, supplemented or amended unless (a) such amendment shall not, as evidenced by an opinion of counsel or officer’s certificate, materially and adversely affect the interests of the holders of any outstanding Security, (b) the Rating Agency Condition is satisfied with respect to such amendment or (c) with the consent of not less than 66 2⁄3% of each class of Securities outstanding for which an opinion of Counsel or officer’s certificate referred to in clause (a) was not delivered, except: (i) to cure any ambiguity or (ii) to convert or supplement any provision in a manner consistent with the intent of this Agreement. For the avoidance of doubt, a Supplemental Conveyance, or any other document executed in connection with a sale or reassignment under this Agreement, is not an amendment of this Agreement.

Section 9.2 Governing Law. Except as otherwise specifically provided herein, this Agreement shall be construed in accordance with the internal laws of the State of New York without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws. Each of Discover Bank and Discover Funding hereby irrevocably consents and agrees that any legal or equitable action or proceeding brought by it arising under or in connection with the Agreement, as amended, the Indenture, the Series 2007-CC Collateral Certificate Transfer Agreement, the Series 2007-CC Collateral Certificate (each as defined in the Indenture) or the Notes shall be brought exclusively in any federal or state court in the State of Delaware, and hereby irrevocably waives, and agrees not to assert in any action or proceeding brought against Discover Bank or Discover Funding, any claim that it is not personally subject to the jurisdiction of any such court.

Section 9.3 Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, return receipt requested, or by overnight courier, telecopy or electronic transmission, to (i) (a) in the case of Discover Bank, 12 Read’s Way, New Castle, Delaware 19720, Attention: Secretary, telecopy: (302) 323-7393 and email as separately provided by Discover Bank to the other parties to this Agreement, (b) in the case of Discover Funding, 12 Read’s Way, New Castle, Delaware 19720, Attention: Secretary, telecopy: (302) 323-7393 and email as separately provided by Discover Funding to the other parties to this Agreement, (c) in the case of the DCMT Trustee, U.S. Bank National Association, c/o U.S. Bank Corporate Trust Servicers, Attn: Edwin Janis, 190 S. LaSalle Street, Chicago, Illinois 60603, telecopy: (312) 332-7992 and email as separately provided by the DCMT Trustee to the other parties to this Agreement, or, (ii) as to each party, at such other address or email as shall be designated by such party in a written notice to each other party.

Section 9.4 Severability. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Section 9.5 Assignment. Other than Discover Bank designating an Additional Originator pursuant to Section 2.4, no party can assign any interest in this Agreement, except that (a) Discover Funding may assign its interest in this Agreement to the DCMT Trustee under the Pooling and Servicing Agreement and (b) any party may assign its interest in this Agreement to any other Person if (i) at least 10 days prior to the assignment, notice is given to the other party, the DCMT Trustee, and each Rating Agency then rating any security issued by DCMT, (ii) the other party gives its prior written approval to the assignment, and (iii) the Rating Agency Condition is satisfied with respect to such assignment.

Section 9.6 Merger of Discover Bank.

(a) Nothing in this Agreement shall prevent any consolidation or merger of Discover Bank with or into any other corporation, or any consolidation or merger of any other corporation with or into Discover Bank, or any sale or transfer of all or substantially all of the property and assets of Discover Bank to any other corporation lawfully entitled to acquire the same; provided, however, that

(i) if Discover Bank is not the surviving entity, such successor corporation shall be organized and existing under the laws of the United States of America or any state or the District of Columbia and shall be a banking corporation or other entity that is not subject to the bankruptcy laws of the United States of America, provided that such entity shall not be an insurance company; and

(ii) at least 10 days prior to the consolidation or merger, notice is given to the other party, the DCMT Trustee, and each Rating Agency;

provided, further, that, Discover Bank covenants and agrees that any such consolidation, merger, sale or transfer shall be upon the condition that the due and punctual performance and observance of all the terms, covenants and conditions of this Agreement to be kept or performed by Discover Bank shall, by an agreement supplemental hereto, executed and delivered to Discover Funding, be assumed by the corporation (if other than Discover Bank) formed by or resulting from any such consolidation or merger, or which shall have received the transfer of all or substantially all of the property and assets of Discover Bank, just as fully and effectually as if such successor corporation had been the original party of the first part hereto; and in the event of any such sale or transfer Discover Bank may be dissolved, wound up and liquidated at any time thereafter.

(b) Discover Bank shall notify the Rating Agencies on or before the date of any consolidation, merger or transfer of all or substantially all of its property and assets pursuant to subsection (a) of this Section 9.6.

Section 9.7 Acknowledgement of Discover Bank. Discover Bank acknowledges that Discover Funding intends to assign all of its right, title, and interest in, to, and under this Agreement and the Conveyed Assets to the DCMT Trustee under the Pooling and Servicing Agreement, and Discover Bank consents to that assignment. Discover Bank will have no remedy against Discover Funding under this Agreement other than a claim for money damages and then only to the extent of funds available to Discover Funding. Discover Bank must not assert any claim to or interest in any Purchased Asset and must not take any action that would interfere with the receipt of Collections on the Conveyed Assets by Discover Funding or the DCMT Trustee. If any amount payable by Discover Bank to Discover Funding under this Agreement in turn must be paid by Discover Funding to the DCMT Trustee under the Pooling and Servicing Agreement, and if Discover Funding directs, Discover Bank must pay that amount directly to the DCMT Trustee.

Section 9.8 Further Assurances. Each party hereby agrees to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the Trustee more fully to effect the purposes of this Agreement, including, without limitation, the execution of any financing statements or continuation statements relating to the Receivables for filing under the provisions of the UCC of any applicable jurisdiction.

Section 9.9 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges therein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.

Section 9.10 Counterparts. This Agreement may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

Section 9.11 Binding Effect; Third-Party Beneficiaries. This Agreement benefits and is binding on the parties and their respective successors and permitted assigns. DCMT and the DCMT Trustee are third-party beneficiaries of this Agreement.

Section 9.12 Merger and Integration. Except as specifically stated otherwise herein, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement. This Agreement may not be modified, amended, waived or supplemented except as provided herein or therein.

Section 9.13 Headings. The headings are for reference only and must not affect the interpretation of this Agreement.

Section 9.14 Schedules and Exhibits. All schedules and exhibits are fully incorporated into this Agreement.

Section 9.15 Survival of Representations and Warranties. All representations, warranties, and covenants in this Agreement will survive the sale of the Conveyed Assets to Discover Funding and the transfer of the Conveyed Assets to the DCMT Trustee under the Pooling and Servicing Agreement.

Section 9.16 Nonpetition Covenant. Notwithstanding any prior termination of this Agreement, to the fullest extent permitted by law, Discover Bank must not file, commence, join, or acquiesce in a petition or a proceeding, or cause Discover Funding or DCMT to file, commence, join, or acquiesce in a petition or a proceeding, that causes (a) Discover Funding or DCMT to be a debtor under any Debtor Relief Law or (b) a trustee, conservator, receiver, liquidator, or similar official to be appointed for Discover Funding, DCMT, or any substantial part of any of their property.

Section 9.17 Bankruptcy Against Any Additional Originator. Discover Funding hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all Series of Investor Certificates, it will not institute against, or join with any other Person in instituting against, any Additional Originator that is subject to the bankruptcy laws of the United States of America, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy or similar law.

[END OF ARTICLE IX]

Executed as of this 22nd day of December, 2015.

DISCOVER BANK

By:	/s/ Michael F. Rickert
Name:	Michael F. Rickert
Title:	Vice President, Chief Financial Officer and Assistant Treasurer

DISCOVER FUNDING LLC

By:	/s/ Michael F. Rickert
Name:	Michael F. Rickert
Title:	Vice President, Chief Financial Officer and Treasurer

Acknowledged and Accepted by:

U.S. BANK NATIONAL ASSOCIATION, as Trustee of Discover Card Master Trust I

By:	/s/ Edwin J. Janis
Name:	Edwin J. Janis
Title:	Vice President

DISCOVER BANK, as Master Servicer for Discover Card Master Trust I

By:	/s/ Michael F. Rickert
Name:	Michael F. Rickert
Title:	Vice President, Chief Financial Office and Assistant Treasurer

EXHIBIT A

SUPPLEMENTAL CONVEYANCE

This Supplemental Conveyance No. [    ] (this “Supplemental Conveyance”) is made as of [ ], between Discover Bank, a Delaware banking corporation (“Discover Bank”), and Discover Funding LLC, a Delaware limited liability company (“Discover Funding”).

BACKGROUND

Discover Bank and Discover Funding are designating additional credit card accounts under the Receivables Sale and Contribution Agreement, dated as of December 22, 2015, between Discover Bank and Discover Funding (the “Receivables Sale and Contribution Agreement”).

AGREEMENT

In consideration of the mutual promises in this Supplemental Conveyance and for other valuable consideration, the receipt and adequacy of which are acknowledged, the parties agree to the following:

1. Defined Terms and Rules of Construction. Each capitalized term is defined in this Section 1, or if not defined here, in the Receivables Sale and Contribution Agreement. Rules of construction in the Receivables Sale and Contribution Agreement apply in this Supplemental Conveyance. The following definitions apply in this Supplemental Conveyance:

“Addition Date” means, for the Additional Accounts, [            ].

“Additional Account” means each Discover card account that is designated as an Account under this Supplemental Conveyance and that is identified on Schedule 1 to this Supplemental Conveyance.

“Additional Account Cut-Off Date” means, for the Additional Accounts, the [close] of business on [            ].

“Additional Conveyed Assets” has the meaning set forth in Section 3(a).

“Discover Bank” has the meaning set forth in the first paragraph of this Supplemental Conveyance.

“Discover Funding” has the meaning set forth in the first paragraph of this Supplemental Conveyance.

“Receivables Sale and Contribution Agreement” has the meaning set forth in the Background.

“Supplemental Conveyance” has the meaning set forth in the first paragraph of this document.

2. Designation of Additional Accounts. The Additional Accounts identified on Schedule 1 to this Supplemental Conveyance are designated as Accounts under this Supplemental Conveyance and the Receivables Sale and Contribution Agreement from and after the Addition Date. Schedule 1 is fully incorporated into this Supplemental Conveyance and the Receivables Sale and Contribution Agreement and supplements the Account Schedule under the Receivables Sale and Contribution Agreement from and after the Addition Date.

3. Sale of Additional Conveyed Assets. In consideration of Discover Funding’s payment of each related Purchase Price under the Receivables Sale and Contribution Agreement, Discover Bank hereby sells and assigns to Discover Funding, without recourse, all of Discover Bank’s right, title and interest in, to, and under (i) the Receivables existing on the Additional Account Cut-Off Date and arising after the Additional Account Cut-Off Date in each Additional Account (including any related Surviving Account), (ii) all Interchange allocable to those Receivables, (iii) all Collections on those Receivables, including Recovered Amounts and (iv) all proceeds of any of this property (collectively, the “Additional Conveyed Assets”). Discover Funding hereby accepts the Additional Conveyed Assets sold under this Supplemental Conveyance.

Discover Bank must take all actions relating to this sale of the Additional Conveyed Assets that are required under the Receivables Sale and Contribution Agreement.

The parties intend that the transfer of the Additional Conveyed Assets by Discover Bank to Discover Funding be an absolute sale and not a secured borrowing, including for accounting purposes. If the transaction under this Supplemental Conveyance were determined to be a loan rather than an absolute sale despite this intent of the parties, Discover Bank hereby grants to Discover Funding a first priority security interest in all of Discover Bank’s right, title, and interest, whether now owned or hereafter acquired, in, to, and under the Additional Conveyed Assets to secure Discover Bank’s obligations under this Supplemental Conveyance and the Receivables Sale and Contribution Agreement. This grant is a protective measure and must not be construed as evidence of any intent contrary to the one expressed in this paragraph.

4. Representations and Warranties of Discover Bank. Discover Bank acknowledges its representations and warranties relating to the Additional Accounts that are made on the Addition Date under Sections 4.1 and 4.2 of the Receivables Sale and Contribution Agreement.

5. Ratification. This Supplemental Conveyance supplements the Receivables Sale and Contribution Agreement from and after the Addition Date, and the parties ratify the Receivables Sale and Contribution Agreement as supplemented by this Supplemental Conveyance.

6. Miscellaneous. This Supplemental Conveyance may be executed in any number of counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Each party must take all actions that are reasonably requested by the other party to effect more fully the purposes of this Supplemental Conveyance.

7. GOVERNING LAW. Except as otherwise specifically provided herein, this Supplemental Conveyance shall be construed in accordance with the internal laws of the State of New York without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws. Each of Discover Bank and Discover Funding hereby irrevocably consents and agrees that any legal or equitable action or proceeding brought by it arising under or in connection with this Supplemental Conveyance shall be brought exclusively in any federal or state court in the State of Delaware, and hereby irrevocably waives, and agrees not to assert in any action or proceeding brought against Discover Bank or Discover Funding, any claim that it is not personally subject to the jurisdiction of any such court.

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Executed as of this [            ] day of [            ].

DISCOVER BANK

By:
Name:
Title:

DISCOVER FUNDING LLC

By:
Name:
Title:

Acknowledged and Accepted by:

U.S. BANK NATIONAL ASSOCIATION, as Trustee of Discover Card Master Trust I

By:
Name:
Title:

DISCOVER BANK, as Master Servicer for Discover Card Master Trust I

By:
Name:
Title:

SCHEDULE 1 TO

SUPPLEMENTAL CONVEYANCE

ADDITIONAL ACCOUNTS

SCHEDULE 1

ACCOUNT SCHEDULE